                            STREAMLOGIC CORPORATION
                             21329 NORDHOFF STREET
                         CHATSWORTH, CALIFORNIA 91311

                                                                October 7, 1996

Dear Holder of 6% Convertible Subordinated Debentures due 2012

  StreamLogic Corporation (the "Company") is offering (the "Offer"), upon the terms and subject to the conditions set forth in the enclosed Offer to Exchange dated October 7, 1996 (as the same may be supplemented from time to time, the "Offer to Exchange") and the accompanying Letter of Transmittal (the "Letter of Transmittal"), to exchange each $1,000 principal amount of its 6% Convertible Subordinated Debentures due 2012 (the "6% Debentures") for (i) $120.00 in cash, (ii) $113.33 principal amount of the Company's increasing rate unsecured promissory notes due 1998, (iii) 216.66667 shares of StreamLogic Corporation's Common Stock, $1.00 par value and (iv) five-year warrants to purchase 40 shares of Common Stock.

  The consummation of the Offer is subject to certain conditions. The Offer to Exchange and the Letter of Transmittal contain a more complete description of the Offer and the conditions thereof.

  Please read carefully the Offer to Exchange, the Letter of Transmittal and the other enclosed materials relating to the Offer. If you require assistance, you should consult your financial, tax or other professional advisors. Holders of 6% Debentures who wish to participate in the Offer are asked to respond promptly by completing and returning the Letter of Transmittal for the Offer to ChaseMellon Shareholder Services, L.L.C. (the "Exchange Agent"). Instructions on how to complete and return the Letter of Transmittal are included in the Offer to Exchange and the Letter of Transmittal. The Offer will expire at 12:00 midnight, New York City time, on November 4, 1996 unless extended. If you have any questions regarding the terms of the Offer, please call the Company at (818) 701-8595. If you require assistance completing the Letter of Transmittal, or if you require additional copies of the Offer to Exchange or the Letter of Transmittal, please contact the Company at the number or address set forth on the back cover of the Offer to Exchange.

                                          Sincerely,

                                          J. Larry Smart
                                          President and Chief Executive
                                           Officer